EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

The table below sets forth our significant subsidiaries as of 31 March 2013, all of which are 100% owned by James Hardie Industries plc, either directly or indirectly.

Name of Company	Jurisdiction of Establishment

James Hardie 117 Pty Ltd	Australia
James Hardie Aust Holdings Pty Ltd.	Australia
James Hardie Austgroup Pty Ltd.	Australia
James Hardie Australia Management Pty Ltd.	Australia
James Hardie Australia Pty Ltd	Australia
James Hardie Building Products Inc	United States
James Hardie Europe B.V.	Netherlands
James Hardie Finance Holdings 3 Limited	Bermuda
James Hardie Holdings Limited	Ireland
James Hardie International Finance Limited	Ireland
James Hardie International Group Limited	Ireland
James Hardie International Holdings Limited	Ireland
James Hardie New Zealand	New Zealand
James Hardie NZ Holdings	New Zealand
James Hardie Philippines Inc	Philippines
James Hardie Technology Limited	Bermuda
James Hardie U.S. Investments Sierra LLC	United States
N.V. Technology Holdings, A Limited Partnership	Australia
RCI Holdings Pty Ltd	Australia